Exhibit 8.2

BEIJING BRUSSELS CENTURY CITY HONG KONG LONDON NEWPORT BEACH	400 South Hope Street Los Angeles, California 90071-2899 TELEPHONE (213) 430-6000 FACSIMILE (213) 430-6407 www.omm.com	NEW YORK SAN FRANCISCO SHANGHAI SILICON VALLEY TOKYO WASHINGTON, D.C.

August 22, 2008

Catalyst Semiconductor, Inc.

2975 Stender Way

Santa Clara, CA 95054

Ladies/Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of ON Semiconductor Corporation, a Delaware corporation (“Parent”), relating to the proposed merger (the “Merger”) of Centaur Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), with and into Catalyst Semiconductor, Inc., a Delaware Corporation (“Company”). Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Agreement and Plan of Merger and Reorganization, dated as of July 16, 2008, by and among Parent, Merger Sub and Company (the “Agreement”).

In connection with this opinion, we have examined such documents and matters of law and fact as we have considered appropriate, including the Form S-4 Registration Statement (and the Proxy Statement/Prospectus contained therein) and the Officers’ Certificates provided by Parent, Merger Sub and Company as of the date hereof (the “Certificates”). In rendering this opinion, we are assuming that the facts and information contained in the Form S-4 Registration Statement are true, correct and complete and that the representations made by Parent, Merger Sub and Company in the Merger Agreement and in the Certificates are true, correct and complete as of the date hereof without regard to any qualification as to knowledge or belief and will continue to be true, correct and complete without regard to any qualification as to knowledge or belief through the Effective Time, and we are relying on each of such representations. In addition, with your consent, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

In rendering our opinion, we have relied on the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, judicial authorities, published positions of the Internal Revenue Service and such other authorities as we have considered relevant, all as in effect as of the date of this opinion and all of which are subject to different interpretations or change at any time (possibly with retroactive effect).

O’MELVENY & MYERS LLP

Catalyst Semiconductor Inc., August 22, 2008 - Page 2

On the basis of and subject to the foregoing, we are of the opinion that (a) the discussions set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES” in the Registration Statement, insofar as it relates to matters of United States federal income tax law, is accurate in all material respects, and (b) for U.S. federal income tax purposes, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

This opinion is limited to the tax matters specifically covered herein. The opinion herein is based on current authorities and upon facts and assumptions as of the date of this opinion, including the assumption that the facts and information contained in the Registration Statement, including exhibits thereto are true, correct and complete. This opinion is subject to change in the event of a change in the applicable law or change in the interpretation of such law by the courts or by the Internal Revenue Service or a change in any of the facts and assumptions upon which it is based. There is no assurance that legislative or administrative changes or court decisions may not be forthcoming that would significantly modify the statements and opinions expressed herein. Any such changes may or may not be retroactive with respect to transactions prior to the date of such changes. This opinion represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, so that no assurance can be given that the positions set forth above will be sustained by a court, if contested. Furthermore, we assume no obligation to advise you of any changes in the foregoing subsequent to the date of this letter, and we are not undertaking to update this letter after the date hereof.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

O’Melveny & Myers LLP